Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-259613) of CureVac N.V., and
(2)

Registration Statement (Form S-8 No. 333-246197) as amended, pertaining to the CureVac N.V. Long-Term Incentive Plan, CureVac Virtual Share Plan, and Employment Agreement between CureVac AG and a Former Employee;

of our reports dated April 28, 2022, with respect to the consolidated financial statements of CureVac N.V. and the effectiveness of internal control over financial reporting of CureVac N.V. included in this Annual Report (Form 20-F) of CureVac N.V. for the year ended December 31, 2021.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Stuttgart, Germany

April 28, 2022